Exhibit 3(a)

CERTIFICATE OF DESIGNATION
OF THE VOTING POWERS, DESIGNATION,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS OF THE
SERIES D FULLY PARTICIPATING PREFERRED STOCK

OF

VIACOM INC.

Pursuant to Section 151 of the
General Corporation Law of
the State of Delaware

        I, Michael D. Fricklas, Executive Vice President, General Counsel and Secretary of Viacom Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), DO HEREBY CERTIFY THAT:

        Pursuant to the authority conferred upon the Board of Directors of the Company by its Amended and Restated Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors adopted the following resolution in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, which resolution remains in full force and effect on the date hereof, creating a series of shares of Preferred Stock designated as Series D Fully Participating Preferred Stock (the "Series D Fully Participating Preferred Stock") out of the class of 25,000,000 shares of preferred stock, par value of $0.01 per share (the "Preferred Stock"):

        RESOLVED, that, in accordance with the provisions of the Viacom Inc. Amended and Restated Certificate of Incorporation (the "Certificate"), the Board of Directors of Viacom Inc. (the "Company" or "Viacom") does hereby create, authorize and provide for the issuance of the Series D Fully Participating Preferred Stock, having the voting powers, designation, relative, participating, optional and other special rights, preferences, and qualifications, limitations and restrictions that are set forth as follows:

        Section 1.    Designation and Amount.    The shares of such series shall be designated as "Series D Fully Participating Preferred Stock" and the number of shares constituting such series shall be 4,144,000.

        Section 2.    Dividends and Distributions.    (A) Each holder of one one-hundredth (1/100) of a share (a "Unit") of Series D Fully Participating Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, (i) a mandatory cash dividend in an amount per Unit (rounded to the nearest cent) equal to the per share amount of any cash dividend declared on shares of Class B Common Stock and (ii) subject to the provision for adjustment hereinafter set forth, a mandatory cash dividend in an amount per Unit (rounded to the nearest cent) equal to the "fair market value" of the per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Class B Common Stock or a subdivision of the outstanding shares of Class B Common Stock, by reclassification or otherwise) declared on shares of Class B Common Stock. In the event that the Company shall at any time after the issuance of any share or fraction of a share of Series D Fully Participating Preferred Stock (the "Series D Issuance Date") (i) declare any dividend on outstanding shares of Class B Common Stock payable in shares of Class B Common Stock, (ii) subdivide outstanding shares of Class B Common Stock into a greater number of shares or (iii) combine outstanding shares of Class B Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series D Fully Participating Preferred Stock was entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Class B Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Class B Common Stock that were outstanding immediately prior to such event.

        (B)  The Company shall declare a mandatory dividend or distribution on Units of Series D Fully Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the shares of Class B Common Stock (other than a dividend payable in shares of Class B Common Stock).

        (C)  For purposes of this Section 2, "fair market value" on any date shall mean (i) with respect to any securities that are listed or admitted to trading on any national securities exchange, the average of the high and low sales price on the date of distribution and (ii) with respect to any other securities, properties or assets, the fair market value thereof as determined in good faith by the Board of Directors of the Company.

        Section 3.    Voting Rights.    Except as otherwise required by law or by the Certificate (including without limitation this resolution), the holders of Units of Series D Fully Participating Preferred Stock shall not have or be entitled to any voting rights or powers with respect to any questions presented to stockholders of the Company.

        Section 4.    Certain Restrictions.    (A) Whenever dividends or distributions payable on Units of Series D Fully Participating Preferred Stock as provided in Section 2 are due but not yet paid, thereafter and until all accrued and unpaid dividends and distributions on outstanding Units of Series D Fully Participating Preferred Stock shall have been paid in full when due, the Company shall not:

          (i)    declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock;

          (ii)   declare or pay dividends on or make any other distributions on any shares of parity stock, except dividends paid ratably on Units of Series D Fully Participating Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

          (iii)  redeem or purchase or otherwise acquire for consideration shares of any parity stock; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock; or

          (iv)  purchase or otherwise acquire for consideration any Units of Series D Fully Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units.

        (B)  The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        Section 5.    Reacquired Shares.    Any shares of Series D Fully Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. The Company shall take all such actions as are necessary so that all such shares, upon their cancellation, shall become authorized but unissued shares of Preferred Stock, which may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

        Section 6.    Liquidation, Dissolution or Winding Up.    (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made (i) to the holders of shares of junior stock unless the holders of Units of Series D Fully Participating Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (B), the greater of either (a) $.01 per share of Series D Fully Participating Preferred Stock plus an amount equal to accrued and unpaid dividends and distributions thereon to the date of such payment, or (b) the amount equal to the aggregate per share amount to be distributed to holders of shares of Class B Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series D Fully Participating Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series D Fully Participating Preferred Stock are entitled under clause (i)(a) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

        (B)  In the event the Company shall, at any time after the Series D Issuance Date, (i) declare any dividend on outstanding shares of Class B Common Stock payable in shares of Class B Common Stock, (ii) subdivide outstanding shares of Class B Common Stock into a greater number of shares, or (iii) combine outstanding shares of Class B Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series D Fully Participating Preferred Stock were entitled immediately prior to such event pursuant to clause (i)(b) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Class B Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Class B Common Stock that were outstanding immediately prior to such event.

        Section 7.    Consolidation, Merger, etc.    In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Class B Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series D Fully Participating Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Class B Common Stock is converted or exchanged. In the event the Company shall at any time after the Series D Issuance Date (i) declare any dividend on outstanding shares of Class B Common Stock payable in shares of Class B Common Stock, (ii) subdivide outstanding shares of Class B Common Stock into a greater number of shares, or (iii) combine outstanding Class B Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series D Fully Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Class B Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Class B Common Stock that were outstanding immediately prior to such event.

        Section 8.    Redemption.    The Units of Series D Fully Participating Preferred Stock shall not be redeemable.

        Section 9.    Ranking.    The Units of Series D Fully Participating Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of preferred stock that hereafter may be issued by the Company as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

        Section 10.    Amendment.    (A) The Certificate, including, without limitation, this resolution, shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with any other corporation or corporations in any manner that would alter or change the powers, preferences or special rights of the Series D Fully Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding Units of Series D Fully Participating Preferred Stock, voting separately as a class.

        (B)  In the event the terms of the Class B Common Stock are amended to provide the holders thereof with powers, preferences or rights that they do not have as of the Series D Issuance Date, then the Company shall amend the terms of the Series D Fully Participating Preferred Stock so as to provide the holders of each Unit with the same powers, preferences and rights provided to each share of Class B Common Stock.

        Section 11.    Fractional Shares.    The Series D Fully Participating Preferred Stock may be issued in Units or other fractions of a share, which Units or fractions shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series D Fully Participating Preferred Stock.

        Section 12.    Certain Definitions.    As used herein with respect to the Series D Fully Participating Preferred Stock, the following terms shall have the following meanings:

        (A)  The term "Class A Common Stock" shall mean the class of stock designated as the class A common stock, par value $0.01 per share, of the Company at the date hereof or any other class of stock resulting from successive changes or reclassification of such common stock.

        (B)  The term "Class B Common Stock" shall mean the class of stock designated as the class B common stock, par value $0.01 per share, of the Company at the date hereof or any other class of stock resulting from successive changes or reclassification of such common stock.

        (C)  The term "junior stock" (i) as used in Section 4, shall mean any class or series of capital stock of the Company hereafter authorized or issued over which the Series D Fully Participating Preferred Stock has preference or priority as to the payment of dividends and (ii) as used in Section 6, shall mean the Class A Common Stock, the Class B Common Stock and any other class or series of capital stock of the Company over which the Series D Fully Participating Preferred Stock has preference or priority in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

        (D)  The term "parity stock" (i) as used in Section 4, shall mean the Class B Common Stock and any other class or series of stock of the Company hereafter authorized or issued ranking pari passu with the Series D Fully Participating Preferred Stock as to the payment of dividends and (ii) as used in Section 6, shall mean any class or series of capital stock ranking pari passu with the Series D Fully Participating Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Company.

        IN WITNESS WHEREOF, Viacom Inc. has caused this Certificate of Designation to be signed this 20th day of August, 2004.

VIACOM INC.
By	/s/ MICHAEL D. FRICKLAS Name: Michael D. Fricklas Title: Executive Vice President, General Counsel and Secretary